Exhibit 3.14

CERTIFICATE OF INCORPORATION

OF

CATALYST MEDIA, INC.

FIRST: The name of the corporation is CATALYST MEDIA, INC. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock having a par value of $0.01 per share.

FIFTH: The name and address of the incorporator is Cynthia D. Farmer, Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, D.C. 20004.

SIXTH: The powers of the incorporator are to terminate upon the filing of the Certificate of Incorporation, and the initial Board of Directors shall consist of one director (subject to the Board of Directors; authority to determine the number in accordance with the bylaws of the Corporation), whose name and mailing address is:

NAME	ADDRESS

Lewis W. Dickey, Jr.	3280 Peachtree Road, N. W. Suite 2300 Atlanta, GA 30305

and who is to serve as director until the first annual meeting of the stockholders or until his successor is elected and qualified or his earlier death, resignation or removal from office.

SEVENTH: Election of directors need not be by written ballot.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of this Certificate of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

DULY EXECUTED and delivered by the incorporator, under seal, for the purpose of forming a corporation under the laws of the State of Delaware and making, filing and recording this Certificate of Incorporation, and who does hereby certify that the facts stated in this Certificate of Incorporation are true, all on April 14, 2011.

/s/ Cynthia D. Farmer
Cynthia D. Farmer, Incorporator